Exhibit 3.70

CERTIFICATE OF INCORPORATION

OF

QUAD/BRAZIL, INC.

ARTICLE I

The name of this corporation is Quad/Brazil, Inc. (the “Corporation”).

ARTICLE II

Its registered office in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name and address of its registered agent is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware. The Corporation shall possess and may exercise all powers and privileges necessary or convenient to effect such purpose and all powers and privileges now or hereafter conferred by the laws of Delaware upon corporations formed under the General Corporation Law of Delaware.

ARTICLE IV

The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is One Thousand (1,000) shares of Common Stock of the par value of One Cent ($0.01) per share.

ARTICLE V

The name and mailing address of the sole incorporator is as follows: Thomas L. Stricker, Jr., Esq., Foley & Lardner, 777 East Wisconsin Avenue, Milwaukee, WI 53202.

ARTICLE VI

The number of Directors constituting the entire Board of Directors shall be fixed by or in the manner provided in the By-laws of the Corporation.

ARTICLE VII

In furtherance of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend or repeal the By-laws of the Corporation.

I, the undersigned incorporator, hereby acknowledge that the foregoing Certificate of Incorporation is my act and deed and that the facts herein stated are true, and accordingly, I have set my hand hereunto this 1st day of August, 1996.

/s/ Thomas L. Stricker, Jr.
Thomas L. Stricker, Jr.
Incorporator